UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2025

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	001-12762	62-1543819
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

MID-AMERICA APARTMENTS, L.P.

(Exact name of registrant as specified in its charter)

Tennessee	333-190028-01	62-1543816
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6815 Poplar Avenue, Suite 500
Germantown, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

(901) 682-6600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share (Mid-America Apartment Communities, Inc.)	MAA	New York Stock Exchange
8.50% Series I Cumulative Redeemable Preferred Stock, $.01 par value per share (Mid-America Apartment Communities, Inc.)	MAA*I	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 21, 2025, Mid-America Apartments, L.P. (“MAALP”), the operating partnership of Mid-America Apartment Communities, Inc. (“MAA”), entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, KeyBank National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Truist Bank, U.S. Bank National Association, PNC Bank, National Association, Citibank, N.A., TD Bank, N.A., and Mizuho Bank, LTD., as Co-Documentation Agents, and the lenders party thereto. The Credit Agreement provides an unsecured revolving credit facility in the principal amount of up to $1.5 billion, with a $75 million sub-limit for letters of credit. MAALP intends to use proceeds for general corporate purposes, including repayment of debt and backstopping any notes that MAALP may issue under its unsecured commercial paper program.

The Credit Agreement is scheduled to mature on January 21, 2030, and provides for up to two six-month extensions at MAALP’s option, subject to the satisfaction of certain conditions, including the payment of an extension fee of 0.05% in connections with a first extension and 0.075% in connection with a second extension, in each case, of the total commitment amount under the Credit Agreement as of the date of such extension. The amounts due under the Credit Agreement may be prepaid, in whole or in part, subject to payment of applicable breakage fees. Amounts borrowed under the Credit Agreement may be borrowed, repaid, and reborrowed until the maturity date. Amounts borrowed under the Credit Agreement will bear interest at a variable rate, at MAALP’s election, of either (1) based upon the Secured Overnight Financing Rate (SOFR) plus an applicable margin ranging from 0.65% to 1.40% based upon MAALP’s credit rating or (2) the base rate set forth in the Credit Agreement plus an applicable margin ranging from 0.00% to 0.40% based upon MAALP’s credit rating The Credit Agreement also contains an accordion feature, which allows MAALP to increase the total amount of unsecured indebtedness under the Credit Agreement to $2.0 billion.

The Credit Agreement contains various operating covenants customary for financings of this nature and also contains customary financial covenants relating to unencumbered leverage ratio, total leverage ratio, total secured leverage ratio and adjusted consolidated EBITDA to consolidated fixed charges ratio. The Credit Agreement also contains customary events of default, including, among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with covenants. The occurrence of an event of default under the Credit Agreement could result in the acceleration of MAALP’s obligation to repay the indebtedness outstanding under the Credit Agreement.

Some of the lending banks and their affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to MAA and MAALP in the ordinary course of business.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above with respect to the Credit Agreement under Item 1.01 of this Current Report is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*

Fifth Amended and Restated Credit Agreement, dated as of October 21, 2025, by and among Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc., and JPMorgan Chase Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, KeyBank National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Truist Bank, U.S. Bank National Association, PNC Bank, National Association, Citibank, N.A., TD Bank, N.A., and Mizuho Bank, LTD., as Co-Documentation Agents, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:	October 23, 2025	/s/ A. Clay Holder
A. Clay Holder
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

MID-AMERICA APARTMENTS, L.P.
By: Mid-America Apartment Communities, Inc., its general partner

Date:	October 23, 2025	/s/ A. Clay Holder
A. Clay Holder
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)